UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 11, 2019

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4801 E. Washington Street
Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 642-1716

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MGLN	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On November 11, 2019, Magellan Health, Inc. (the “Company”) announced that Daniel N. Gregoire, Executive Vice President, General Counsel and Secretary of the Company, intends to retire, transition his employment, and resign from his current position, effective as of December 31, 2019 (the “Transition Date”). Mr. Gregoire will continue to serve as an employee with a title of Senior Vice President, Special Counsel of the Company and will perform transition services, on a part-time basis for the period commencing on January 1, 2020 and ending on March   31, 2020 unless earlier terminated in accordance with the agreement described further below. We thank Mr. Gregoire for his many years of service to the Company and its shareholders.

(e)

Transition and Retirement Agreement with Mr. Gregoire

On November11, 2019, the Company entered into a Transition and Retirement Agreement with Mr. Gregoire (the “Agreement”), pursuant to which, for the period commencing on January 1, 2020 and ending on March 31, 2020, unless earlier terminated in accordance with the Agreement (the “Term”), Mr. Gregoire shall continue to serve as an employee with the title of Senior Vice President, Special Counsel of the Company and provide such services as reasonably requested by the Company on a part-time basis.

Mr. Gregoire’s base salary will be $10,000 per month, and he will retain eligibility to receive his 2019 annual bonus with a target of 65% of his current 2019 base salary based upon and subject to the achievement by the Company of the applicable performance goals as determined by the Company’s Board of Directors (the “Board”). During the Term, Mr. Gregoire shall not be eligible to receive an annual bonus for the 2020 fiscal year. During the Term, Mr. Gregoire shall be entitled to continue to participate in the Company’s health and welfare benefit plans (excluding severance plans or policies), or, alternatively, to receive a cash payment equal to an amount that, after all applicable taxes are paid, is equal to the amount of the employee portion of the monthly COBRA premiums incurred by Mr. Gregoire.  Mr. Gregoire shall be deemed to have retired for purposes of the Company’s Retirement Policy Applicable to Employee Long-Term Incentive Awards (the “Retirement Policy”) if (i) he remains employed through March 31, 2020 or (ii) his employment is terminated by the Company without Cause, by Mr. Gregoire following a material breach of the Agreement by the Company, or due to his death prior to March 31, 2020.

If Mr. Gregoire is terminated for “Cause” or he resigns for any reason other than material breach by the Company of the Agreement during the Term , Mr. Gregoire will be entitled to receive solely (i) base salary earned but unpaid through the termination date, (ii) reimbursement of expenses incurred by Mr. Gregoire through the termination date which are reimbursable pursuant to the Company’s reimbursement policy and (iii) Mr. Gregoire’s vested portion of any Company deferred compensation or other benefit plan and other benefits mandated by law ((i) through (iii), “Accrued Rights”).

In the event the Company terminates Mr. Gregoire’s employment without “Cause”, Mr. Gregoire terminates the Agreement following a material breach by the Company, or the death of Mr. Gregoire at any time during the Term, Mr. Gregoire (or his estate) shall be entitled to receive the Accrued Rights and, subject to Mr. Gregoire’s (or his estate’s) execution, delivery and non-revocation of a release of claims, payment of the above mentioned base salary for the remainder of the Term, 2019 annual bonus if not yet paid, health benefits and retirement benefits.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of business acquired: Not applicable.

(b) Pro forma financial information: Not applicable.

(d) Exhibits: See Exhibit Index.

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Transition and Retirement Agreement dated November 11, 2019 between the Company and Daniel N. Gregoire.
104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: November 12, 2019	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Chief Financial Officer

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